Exhibit 99.1

                           [ Zone 4 Play Letterhead ]

March 24, 2006

To:
Mr. Ori Sasson
Mr. Jonthan Medved
C/o Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA  94025

Dear Sirs:

We hereby confirm that conditioned on the closing of the Securities Purchase Agreement between our company, Zone 4 Play, Inc., and your company, Orinda Capital for the purchase of units of our company by your company at an amount of $1,800,000 ("Closing"), we will appoint each of you as advisors of our company. In consideration for advisory services to be provided by each of you, our board of director has approved, conditioned on Closing, the grant to each of you of a warrant to purchase 200,000 shares of our common stock with an exercise price of $1.00 per share, subject to the terms and conditions of the applicable warrant agreement.

In addition, we hereby confirm that conditioned upon Closing, as soon as practicable following the receipt of written notice by Ori Sasson, we will use our best efforts, subject to our company's articles of incorporation and bylaws and applicable law, to cause either Ori Sasson or a designee of Ori Sasson, provided that such designee has industry experience related to the business of our company and is otherwise reasonably acceptable to the rest of the directors of our company, to become a member of our board of directors. Our obligation to use our best efforts to cause Ori Sasson to either be appointed to, or to have a designee appointed as, a member of our board of director shall expire upon the earliest of (1) two years from the effectiveness date of this letter as set forth below or (2) the date on which Ori Sason maintains beneficial ownership of less than 30% of the shares of common stock acquired by Ori Sasson on the date of Closing.

This letter will be effective as of March 28, 2006.


                                                 Sincerely yours

                                                 Zone 4 Play, Inc.

                                                 By:/S/ Uri Levy
                                                 ---------------
                                                 Name: Uri Levy
                                                 Title: Chief Financial Officer


Zone4Play (Israel) Ltd., 3B Hashlosha St., Tel Aviv 67060, Israel